CIBC World Markets	CIBC WORLD MARKETS PLC Cottons Centre Cottons Lane London, England SE1 2QL Tel: 44 (0)20 7234 4127 Fax: 44 (0)20 7407 4127

The Directors

Trench Electric Holding B.V.

6th November 2002

Dear Sirs

FACILITIES AGREEMENT DATED 18 APRIL 2000 AS AMENDED AND RESTATED ON 20 JUNE 2000 AND MADE BETWEEN TRENCH ELECTRIC HOLDING B.V. (AS PARENT) (1), THE COMPANIES LISTED IN SCHEDULE II THERETO (AS ORIGINAL BORROWERS) (2), THE COMPANIES LISTED IN SCHEDULE III THERETO (AS GUARANTORS AND CHARGING COMPANIES) (3), CIBC WORLD MARKETS PLC, BARCLAYS BANK PLC, CREDIT LYONNAIS AND NM ROTHSCHILD & SONS LIMITED (AS BANKS) (4), CIBC WORLD MARKETS PLC (AS ARRANGER) (5), CIBC WORLD MARKETS PLC (AS ISSUING BANK) (6), CIBC WORLD MARKETS PLC (AS AGENT) (7), CANADIAN IMPERIAL BANK OF COMMERCE (AS CANADIAN LENDER) (8) AND CIBC WORLD MARKETS PLC (AS SECURITY AGENT) (9), AS AMENDED BY A SIDE LETTER DATED 29 NOVEMBER 2000, A SIDE LETTER DATED 12 JANUARY 2001, A SIDE LETTER DATED 12 JULY 2001 AND A SIDE LETTER DATED 7 MARCH 2002, A SIDE LETTER DATED 8 SEPTEMBER 2002 AND A SIDE LETTER DATED ON OR ABOUT THE DATE HEREOF OF 2002 (THE “FACILITIES AGREEMENT”)

1.	Unless a contrary intention appears, terms and expressions defined in the Facilities Agreement shall have the same meanings when used in this letter and references to clauses and schedules in this letter are references to clauses and schedules of the Facilities Agreement.

2.	This letter constitutes a waiver letter as contemplated by Clause 25 (Amendments and Decisions) of the Facilities Agreement.

3.	Under Clause 16.2 (a) (Audited accounts), the Parent is required to procure that a compliance certificate from the Auditors is delivered simultaneously with the Audited Accounts. The Parent has failed to procure the delivery of such compliance certificate with the Audited Accounts for the financial year ending 31 December 2001. The Parent is accordingly in continuing breach of Clause 16.2(a) and you have requested that the Banks waive this breach.

4.	We are pleased to inform you that the Majority Banks have given their consent to the waiver of the requirement under Clause 16.2 (a) to deliver a compliance certificate from the Auditors in respect of the Audited Accounts for the financial year ending 31 December 2001.

5.	For the avoidance of doubt no consents or waivers are given under this letter in respect of any other matter or breach of, or other Event of Default or Potential Event of Default under, the Facilities

Agreement or any other Senior Finance Document which might result from any other circumstances at any time other than as specifically set out herein.

6.	The agreement of the Majority Banks contained in this letter shall apply only to the matters specifically referred to herein. Such agreement shall be without prejudice to any rights which the Finance Parties may now or hereafter have in relation to any other circumstances or matters other than as specifically referred to herein (and whether subsisting on the date hereof or otherwise).

7.	This waiver letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

8.	This letter shall be governed by and construed in accordance English law and clause 38 (Governing Law and Jurisdiction) of the Facilities Agreement shall apply mutatis mutandis as if set out in full in this letter.

Yours faithfully

/s/ Nick Burnham
For and on behalf of CIBC World Markets Plc
(in its capacity as Agent for and on behalf of the Banks)

We acknowledge and confirm our acceptance to the above by countersigning this letter.

/s/ Michael John Bissell
For and on behalf of Trench Electric Holding B.V.
(as Parent)